Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Boards of Directors

Nortel Networks Corporation, Nortel Networks Limited and Nortel Networks Inc.

We consent to the incorporation by reference in the registration statements (No. 333-106654, No. 333-7366 and No. 33-25333) on Form S-8 of Nortel Networks Corporation of our report dated June 25, 2009 with respect to the statements of net assets available for benefits of the Nortel Networks Long-Term Investment Plan as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008 which report appears in the 2008 annual report on Form 11-K of the Nortel Networks Long-Term Investment Plan.

Our report dated June 25, 2009, on the statements of net assets available for benefits as of December 31, 2008 and 2007, the related statement of changes in net assets available for benefits for the year ended December 31, 2008 which appears in the December 31, 2008 annual report on Form 11-K of the Nortel Networks Long-Term Investment Plan contains an explanatory paragraph that states that the Plan adopted the provisions of Statement of Financial Accounting Standard No. 157, Fair Value Measurements, effective January 1, 2008.

/s/ KPMG LLP

Greensboro, North Carolina

June 25, 2009